Issuer Free Writing Prospectus
Dated March 4, 2020
Filed Pursuant to Rule 433
Registration No. 333-236647

 Preferred StockOffering Presentation  March 2020

 Forward Looking Statements  This presentation may contain forward-looking statements with respect to First Citizens BancShares, Inc.’s (the “Corporation”) financial condition, results of operations and business within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends,“, “forecasts," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results. Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many are outside of the Corporation’s control. The Corporation’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.Factors that could influence the accuracy of those forward-looking statements include, but are not limited to, the financial success or changing strategies of the Corporation’s customers, customer acceptance of the Corporation’s services, products and fee structure, the competitive nature of the financial services industry, the Corporation’s ability to compete effectively against other financial institutions in its banking markets, actions of government regulators, the level of market interest rates and the Corporation’s ability to manage its interest rate risk, changes in general economic conditions that affect the Corporation’s loan and lease portfolio, the ability of the Corporation’s borrowers to repay their loans and leases, the values of real estate and other collateral, the impact of acquisitions, and the risks discussed in the section titled “Risk Factors” in the prospectus supplement for the offering to which this presentation relates. A discussion of additional risks and uncertainties affecting the Corporation can be found in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the Securities and Exchange Commission (the “SEC”) and is accessible at the Investor Relations section of the Corporation’s website (www.fistcitizens.com) and on the SEC’s website (www.sec.gov).The Corporation uses certain non-GAAP financial measures in this presentation. These non-GAAP financial measures are reconciled to the most comparable GAAP measures at the end of this presentation. Non-GAAP financial measures are commonly used in the Corporation’s industry, have certain limitations and should not be construed as alternatives to financial measures determined in accordance with GAAP. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies and should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP.  2

 Offering Disclaimer  We have filed a registration statement (including a prospectus) (File No. 333-236647) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents we have filed with the SEC, including the risk factors described therein, for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Corporation, any underwriter or any dealer participating in the proposed offering will arrange to send you copies of the prospectus and the preliminary prospectus supplement relating to the proposed offering if you request it by calling Piper Sandler Companies toll-free at 866-805-4128, Raymond James & Associates toll free at 727-567-1000 or UBS Securities LLC at 888 827-7275. This presentation may not be used in connection with any offer to sell, or solicitation of an offer to buy, any securities in a state or jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.Certain information contained in this presentation and statements made orally during this presentation relates to or is based on publications and other data obtained from third party sources. While we believe these third party sources to be reliable as of the date of this presentation, we have not independently verified, and make no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from such third party sources. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication there has been no change in the affairs of the Corporation after the date hereof.  3

 Terms of the Proposed Preferred Stock Offering  First Citizens BancShares, Inc.  Issuer  (Depositary Shares 1/40) Non-Cumulative Perpetual Preferred, Series A  Security  $150 million  Amount  Fixed Rate  Structure  Nasdaq (pending)  Listing  5 Years  Call Date  Piper Sandler, Raymond James, UBS  Book-Running Managers  General Corporate Purposes  Use of Proceeds  SEC Registered  Issuance Type  Baa3 by Moody’s  Rating

5

A Top Tier U.S. Banking Institution

Purposefully Devoted to Better Banking that Helps People Live Better Lives Since 1898

$39.8B
Assets

$28.9B
Total Loans & Leases

$34.4B
Deposits

1.23%
ROAA

12.9% / 14.2%
ROAE / ROATCE[1]

27bps
Cost of Deposits

10.9%
CET1 Ratio



A nationwide franchise with:
574 branches
HQ: Raleigh, NC
7,000+ Associates
Washington
Oregon
California
Arizona
Colorado
New Mexico
Oklahoma
Texas
Missouri
Wisconsin
Tennessee
Georgia
Florida
West Virginia
Maryland
Virginia
North Carolina
South Carolina

Characterizing the FCB story…

- Well-established with +100 years of operations
- Work harder, smarter and together
- Build customer relationships that last decades
- Uncompromising integrity
- Proven record of growth and capital accretion
- Committed to best-in-class governance

First Citizens BancShares

forever first

1) See appendix for reconciliation of GAAP to Non-GAAP financial metrics
Note: Financial data as of December 31, 2019
Source: Company documents; S&P Global Market Intelligence

6

Key Investment Highlights

1. Over 122 years of successful operating history spanning various economic cycles
2. High quality balance sheet with an excellent liquidity position
3. Strong, low-cost core deposit base with a concentration in high-growth Southeast markets, supplemented with steady growth markets
4. Branch and associate network built to generate and retain a low-cost funding profile
5. High-touch community banking approach with excellent middle market and small business reach
6. Extensive track record of sustainable profitability positioned to drive accelerated core earnings growth
7. Fortified and well-planned infrastructure capable of scaling up through acquisitions
8. Continued investments in customer-facing technology to maintain capabilities with the evolving banking market
9. Opportunistically optimizing capital structure through organic growth, acquisitions and share repurchases
10. Positive and transparent relationship with primary regulatory supervisors

First Citizens BancShares

Source: Company documents

forever first

7

Our Financial True North = forever first

Long-term Focus Growing Tangible Book Value Through a Unified Organizational Effort

Our People
Retain, Recruit & Develop Our Employees

Our Customers
Grow Deposits and Enhance the Experience

Our Operations
Purge Inefficiencies and Drive Collaboration

Strategies to Achieve

Financial True North

Primary Drivers

Continued Organic Growth
- Capitalize on our current market's attractive demographics

Compensated for Risk
- Loan and investment pricing
- Duration and balance sheet mix

Growth Through Accretive M&A
- 25 acquisitions in 10 years; Converted 4 banks in 2019
- Expand in contiguous markets and enter new markets

Protect Funding Costs and Grow Income
- Relationship management, thoughtful branch optimization, product / pricing flexibility
- Strong source of fee income businesses to supplement our bottom-line

Run Bank Efficiently
- ~65% efficiency ratio for 2019, down approximately ten percentage points from 2015[1]

Tactical Capital Allocation
- Optimize capital structure through retained earnings, buybacks, dividends and issuance of new instruments
- Place capital to higher margin businesses

1) Efficiency ratio reflects the sum of non-interest expense divided by the sum of net interest income and non-interest income
Source: Company documents

First Citizens BancShares
forever first

 We Operate in Some of the Best U.S. MarketsOur Top 10 Markets  Raleigh,NC  Deposits in Market  In-Market Deposit Rank  Note: Deposits in market as of June 30, 2019 as compiled and reported by S&P Global Market IntelligenceSource: FDIC; S&P Global Market Intelligence  $3.4B  #4    Charlotte,NC  $2.7B  #5    Columbia, SC  $1.8B  #4    Asheville, NC  $1.7B  #1    Miami,FL  $1.2B  #27    Atlanta,GA  $1.1B  #17    Greenville, SC  $974M  #6    Charleston, SC  $963M  #5    Wilmington, NC  $829M  #4    Greensboro, NC  $754M  #5    U.S.A  #38  $34.1B    Projected Household Income Growth ’20-’25 (%)  Projected Population Growth ’20-’25 (%)

9

Strong and Experienced Management Team



Frank B. Holding Jr.
Chairman & CEO
Age: 58

Mr. Frank Brown Holding, Jr. has been Chairman since February 2009 and Chief Executive Officer since January 2008. He previously served as Chief Executive Officer of former subsidiary, IronStone Bank, from February 2009 to January 2011, and President of First Citizens BancShares, Inc. and First Citizens Bank from 1994 to February 2009. He has been employed by First Citizens Bank since 1983.



Hope Holding Bryant
Vice Chairman
Age: 57

Ms. Hope Holding Bryant has been Vice Chairman since January 2011 and Corporate Sales Executive since October 2014. She previously served as President of former subsidiary, IronStone Bank, from 2006 until January 2011. She has served as an Executive Vice President of the Bank from 2002 until January 2011, and has been employed by First Citizens Bank since 1986.



Peter M. Bristow
President
Age: 54

Mr. Peter M. Bristow has been President and Corporate Sales Executive since October 2014. He previously served as Executive Vice President and Chief Operating Officer of First Citizens Bancorporation Inc., and President and Chief Operating Officer of First Citizens -SC from 2001 to 2014. He has been employed by First Citizens Bank since 1991.



Craig L. Nix
Chief Financial Officer
Age: 48

Mr. Craig L. Nix has been Chief Financial Officer since November 2014. He previously served as Executive Vice President and Chief Financial Officer of First Citizens Bancorporation Inc. and First Citizens Bank -SC from 2001 to 2014. He has been employed by First Citizens Bank since 1999.



Lorie K. Rupp
Chief Risk Officer
Age: 55

Ms. Lorie K. Rupp has been Chief Risk Officer since March 2017. She previously served as Chief Accounting Officer from 2013 to 2017. She was a Consulting Director with KPMG, LLP from 2011 to 2013, Senior Vice President of Accounting and Finance of Regions Financial Corporation from 2008 to 2009, and Senior Vice President of Finance of Bank of America from 1990 to 2008. She has been employed by First Citizens Bank since 2013.



Jeffrey L. Ward
Chief Strategy Officer
Age: 59

Mr. Jeffrey L. Ward has been Chief Strategy Officer since October 2014. He previously served as Regional Executive Vice President of the Bank from 2004 to 2014, and has been employed by First Citizens Bank since 1990.

First Citizens BancShares

forever first

Source: Company documents

 History of Profitability and Sound Risk ManagementWe Have Stayed Committed to Continuous Improvement in the Bottom Line  Note: Financial data as of December 31, 2019Source: Company documents; S&P Global Market Intelligence

 Stable Portfolio of Low Cost DepositsOur Primary Funding Base is Well Positioned in Any Rate Environment  Note: Financial data as of December 31, 2019Source: Company documents; S&P Global Market Intelligence  2014  2015  2016  2017  2018  2019  155bps  27bps  6bps  10bps

12

Diversified Loan Portfolio with Strong Asset Quality



PCI Loans
Construction & Development
Consumer
Revolving Mortgage
6%
2%
5%
8%
Commercial Real Estate
44%
Total Loans:
$28.9B
Yield:
4.58%
Residential Mortgage
18%
1%
Other Commercial
15%
Commercial & Industrial

Asset Quality Highlights

0.58%
NPAs[1] / Loans + OREO

0.42%
NPAs[1] / Assets

11bps
NCOs / Average Loans

0.78%
Reserves / Loans

138%
CRE Concentration

37%
C&D Concentration

62 %
Fixed Loans[2]

27%
Floating / Variable Loans[2]

$32M - $42M
Estimated increase in retained earnings from the adoption of CECL (15% – 20% decrease in reserves)

For a discussion of the Company's adoption and estimated impact of the new CECL standard, see the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019

First Citizens BancShares
forever first

1) Nonperforming assets is defined as nonaccrual loans plus other real estate owned; 2) Shown as a percent of loans with a maturity greater than one year
Note: Financial data as of December 31, 2019; Concentration shown as a percent of Total RBC; Fixed, and Floating / Variable Loans shown as a percent of total loans and leases;
Source: Company documents; S&P Global Market Intelligence

 Historical Credit Quality TrendsMaintaining Solid Risk Management and Consistent Profitability  Nonperforming assets is defined as nonaccrual loans plus other real estate owned Note: Financial data as of December 31, 2019; U.S. Banks reflects all depositories headquartered in the U.S. as aggregated and defined by S&P Global Market IntelligenceSource: Company documents; S&P Global Market Intelligence  NCOs / Average Loans (bps)  Nonperforming Assets1 / Loans (%)   ROAA (bps)  98  77  78  61  58  81   83  68   56  66  93  92  63  78  57  68  70  94  115  123

14

Consistent Sources of Fee Income


Other
$52M
10%
Merchant
Services[1]
$120M
22%
Insurance
$13M
3%
Mortgage
$21M
4%
Other Service
Charges
$32M
6%
2019Y
Fee Income:
$553M[1]
Wealth
Management
$99M
18%
20%
Cardholder
Services[1]
$111M
19%
Deposit Service
Charges
$105M


Operating Revenue
Net Interest Income
Fee Income
Fee Income / Avg Assets
29%
29%
33%
25%
24%
1.23%
1.17%
1.55%
1.14%
1.11%
71%
71%
67%
75%
76%
2015
2016
2017
2018
2019

Business Lines Highlights

Merchant Services
- 14,000 active merchants
- $4.8B in annual merchant volume

Card Services
- Offering personal, business and purchase cards
- 1.1M accounts
- $7.6B in annual volume

Wealth Management
- Brokerage, trust and private banking
- Assets under management / administration of $26B
- Operating in North Carolina, South Carolina and Virginia

Mortgage
- $1.5B mortgage production in 2019
- 69% purchase / 31% refinance
- Originators located in North Carolina, South Carolina, Virginia and Wisconsin

First Citizens BancShares
forever first

1) See appendix for reconciliation of GAAP to Non-GAAP financial metrics

Note: Financial data as of December 31, 2019; Other includes ATM Income, Gain / (loss) on securities, and other sources of fee income

Source: Company documents; S&P Global Market Intelligence

 Extensive and Diligent M&A Experience Helps Supplement Organic Growth  Note: Financial data as of December 31, 2019; Growth values reflect the Q4 of previous decade (i.e. ’90 – ’99 reflects the growth from Q4 ‘89 to Q4’99); Deposits from FDIC transactions reflect the amount of deposits assumedSource: Company documents; S&P Global Market Intelligence  A Proven History of Growth…  …as an Experienced Acquiror…  …with a Strong Regulatory Position  Community Bankshares, Inc.  1990’s  2000’s  2010’s        ‘10 – ’19116%  ‘00 – ’0990%  ‘90 – ’99163%  $8.5B assets  $1.7B assets  $1.0B assets  $955M assets  $625M assets  Assets ($B)   Growth (%)  Biscayne Bancshares, Inc.

16

Our Operating Strategy Has Resulted in Our Market Success

Historical Stock Compounded Annual Growth Rate

Period	FCNC.A	NASDAQ Bank	S&P 500
One Year	4.6%	(13.4%)	7.1%
Three Years	7.9%	(5.2%)	8.0%
Five Years	12.9%	4.9%	7.3%

Key Drivers of Our Success

- Ability to View Returns Over a Long Term Timeline
- Low-cost, Stable Deposit Base
- Strong Capital Base to Support Growth
- Thoughtful Acquisition Strategy
- Experienced Management Team
- Diligent Risk Management

First Citizens BancShares
forever first

Note: Market data as of March 3, 2020; Historical Stock Performance reflected for First Citizens BancShares, Inc.'s Class A shares
Source: S&P Global Market Intelligence

 Regulatory Capital TrendsHistorical and Pro Forma Capital for Subordinated Notes and Proposed Preferred Stock Issuances  Note: See page 19 for detailed assumptions on issuance amount, illustrative terms and risk weighting; Financial data as of December 31, 2019Source: S&P Global Market Intelligence  Tier 1 Leverage Ratio (%)  Common Equity Tier 1 Ratio (%)  Tier 1 Ratio (%)  Total Risk-Based Capital Ratio (%)  2019 Pro Forma for:  2019 Pro Forma for:  2019 Pro Forma for:  2019 Pro Forma for:

18

Capital Structure and Liquidity

Regulatory Capital Breakout



Total RBC
Tier 2
Tier 1 / CET1
Sub Debt
Allowable ALLL
Preferred Equity
Common Equity
12.12%
13.62%
12.46%
0.52%
0.73%
10.86%
1.65%
0.73%
0.47%
10.77%
0.18%
0.73%
11.54%
BancShares (Stand-alone)
BancShares (Pro Forma)¹
Bank (Stand-alone)

- First Citizens BancShares, Inc. has the following sources of liquidity at the holding company:
  - $10.0M of cash as of December 31, 2019
  - $0.9B dividend capacity from First Citizens Bank without prior regulatory approval
  - $75M line of credit
- FCB has the following sources of liquidity at the bank
  - $6.0B of credit from the FHLB (currently $572M outstanding)
  - $3.0B Fed Discount Window availability
  - $2.9B in unencumbered investment securities
- Other capital instruments include:

Instrument	Balance ($M)	Maturity (Year)	Coupon
SCB Capital Trust I	9,739	2034	3mo LIBOR +285bps
FCB / SC Capital Trust II	17,532	2034	3mo LIBOR +225bps
FCB / NC Capital Trust III	88,145	2036	3mo LIBOR +175bps
Macon Capital Trust I	14,433	2034	3mo LIBOR +280bps
Other Subordinated Debentures	33,563	2026	Fixed @ 6.9075%

- On March 4, 2020, First Citizens BancShares, Inc. completed its previously announced offering of $350M of Subordinated Notes

First Citizens BancShares

forever first

1) Illustrative and pro forma for the recently closed Subordinated Notes offering and the proposed issuance of depositary shares representing fractional interests in non-cumulative perpetual preferred stock

Note: See page 19 for detailed assumptions on issuance amount, illustrative terms and risk weighting; Source: Company documents; S&P Global Market Intelligence

19

Illustrative Impact of the Subordinated Notes and Proposed Preferred Stock Issuance

Double Leverage and Interest Coverage

		Actual	Illustrative Offering Adjustments		Pro Forma For Offerings
		12/31/2019	Subordinated Debt[1]	Preferred Stock	12/31/2019
Capital Ratios	Common Equity Tier 1 Capital Ratio	10.86%	10.80%	10.83%	10.77%
	Tier 1 Ratio	10.86%	10.80%	11.31%	11.24%
	Total Capital Ratio	12.12%	13.18%	12.56%	13.62%
	Leverage Ratio	8.81%	8.73%	9.16%	9.08%
Double Leverage	Investment in Subsidiaries	3,767,502	346,188[2]	146,135[3]	4,259,825
	Consolidated Equity	3,586,184		146,135	3,732,319
	Double Leverage Ratio	105.1%	114.7%	104.9%	114.1%
Interest Coverage	Total Deposit Interest	76,254			76,254
	Other Borrowing Interest	16,388	11,813	10,443[4]	38,644
	Total Interest Expense	92,642			114,898
	Pre-tax Income (GAAP)	592,048	(11,813)	(10,443)	569,792
	Coverage (incl. deposit expense)	**7.4x**	**6.6x**	**6.6x**	**6.0x**
	Coverage (excl. deposit expense)	**37.1x**	**21.6x**	**22.7x**	**15.7x**

1) On March 4, 2020, First Citizens BancShares, Inc. completed its previously announced offering of $350M of Subordinated Notes. The Subordinated Notes have a pre-tax coupon of 3.375%. This presentation is not an offer to sell any Subordinated Notes
2) Illustrative, and assumes $346M of net proceeds is downstreamed to the bank (based upon an underwriting spread of 0.875% on Subordinated Notes issued and $750,000 of other offering expenses)
3) Illustrative, and assumes $146M of net proceeds is downstreamed to the bank (based upon a blended underwriting spread of 2.41% on the proposed issuance of depositary shares representing fractional interests in non-cumulative perpetual preferred stock and $250,000 of other offering expenses)
4) Illustrative, and assumes an after-tax coupon of 5.50% on the proposed issuance of depositary shares representing fractional interests in non-cumulative perpetual preferred stock and represents the pre-tax cost of the coupon, assuming a 21% tax rate

First Citizens BancShares
forever first

Note: Risk-weighting on new assets assumes 50%
Source: Company documents; S&P Global Market Intelligence

Appendix

 Historical Financial Highlights  Note: Nonperforming assets (NPAs) is defined as nonaccrual loans plus other real estate ownedSource: Company documents; S&P Global Market Intelligence

 Credit Ratings Summary  Source: Company documents      First Citizens BancShares, Inc.  Issuer  Baa1 (Stable)  Subordinated Debt  Baa3 (Stable)  Preferred Stock

 Overview of the Securities Portfolio  Source: Company documents  Total Securities Portfolio:$7.1B  Approximately $376.7 million of cash and equivalents as of December 31, 2019Approximately $7.1 billion in securities, primarily concentrated in government securitiesWeighted average yield of 2.37%Average base duration of 2.2 yearsAverage duration of +100bps shock of 3.2 years

 Current Interest Rate Risk PositionChange in Net Interest Income and Economic Value of Equity versus Change in Interest Rates  Source: Company documents

 GAAP To Non GAAP Reconciliation($000s)  Source: Company documents